Exhibit 99.1

Important Notice to Directors and Executive Officers of

Fortune Brands Home & Security, Inc.

Concerning the Blackout Period under the

Fortune Brands Home & Security Retirement Savings Plan

And the

Fortune Brands Home & Security Hourly Employee Retirement Savings Plan

December 9, 2022

On December 14, 2022, Fortune Brands Home & Security, Inc. (the “Company”) intends to spin off MasterBrand, Inc. (“MasterBrand”), the entity which owns the Company’s cabinets business, into a separate standalone publicly-traded company (the “Spin-Off”). In connection with the Spin-Off, at 5:00 PM Central Time on December 14, 2022 (the “Distribution Date”), holders of Company common stock of record as of 5:00 PM, Central Time on December 2, 2022 (the “Record Date”) (which includes the trust for the Fortune Brands Home & Security Retirement Savings Plan and the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan (collectively, the “Plans”) on behalf of participants invested in the Fortune Brands Home & Security Company stock fund in each such Plan (the “Company Funds”), as well as holders of Company common stock acquired after such time through the regular way market) will receive one share of MasterBrand stock for every one share of Company common stock held as of the Record Date.

In order to facilitate the successful allocation of MasterBrand stock to the applicable Plan participant account, the Company will impose a blackout period under the Plans, which is expected to begin at 3:00 PM Central Time on December 13, 2022 and end during the week of December 19, 2022. In connection with this change, there will be a period of time during which participants will be temporarily unable to initiate transactions under the Plans involving the Company Fund. In addition, certain contributions and loan repayments may be delayed until the end of this period.

This short-term period during which participants and beneficiaries in the Plans will be unable to exercise these rights will qualify as a “blackout period” under the Sarbanes-Oxley Act, and therefore will require the Company to also prohibit the Company’s directors and executive officers from trading in Company common stock during this period. Accordingly, during the “blackout period,” you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of Company common stock to the extent such shares are, or were, acquired in connection with your service or employment as a director or executive officer of the Company. For example, you will be prohibited from:

• Transferring your own account in a Plan into or out of shares of Company common stock;

• Buying or selling shares of Company common stock on the open market; and

• Exercising Company stock options.

During this period, you can determine whether the “blackout period” has started or ended by contacting the Assistant Corporate Secretary at Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Suite 300, Deerfield, Illinois 60015 or at (847) 484-4400.

(In addition, you are subject to the Company’s insider trading policy that imposes certain other restrictions on your ability to enter into transactions with respect to Company common stock.)

If you engage in a transaction that violates these rules, you may be required to disgorge any profits realized from such transaction and you will be subject to civil and criminal penalties. Accordingly, you must refrain from making any trades in Company common stock during the blackout period, unless an exemption applies.

If you have any questions regarding this notice or whether certain transactions are subject to this prohibition, you should contact the Assistant Corporate Secretary at Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Suite 300, Deerfield, Illinois 60015 or at (847) 484-4400.